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                                                                  Exhibit 12


                        RATIO OF EARNINGS TO FIXED CHARGES


                                            Year Ended December 31
                                 -------------------------------------------
                                   1996     1995     1994     1993     1992
                                   ----     ----     ----     ----     ----
                                       (In thousands, except ratio data)


Income Before Income Taxes . .   $ 8,418  $ 8,969  $10,319  $ 8,322  $ 6,177

Interest on Indebtedness . . .     8,312    8,048    5,556    4,910    4,423

Portion of rents representative
     of the interest factor. .       518      449      419      362      304
                                 -------  -------  -------  -------  -------
   Earnings as adjusted. . . .   $17,248  $17,466  $16,294  $13,594  $10,904
                                 =======  =======  =======  =======  =======



Fixed Charges:

Interest on Indebtedness . . .   $ 8,312  $ 8,048  $ 5,556  $ 4,910  $ 4,423

Portion of rents representative
     of the interest factor. .       518      449      419      362      304
                                 -------  -------  -------  -------  -------
    Fixed Charges. . . . . . .   $ 8,830  $ 8,497  $ 5,975  $ 5,272  $ 4,727
                                 =======  =======  =======  =======  =======


Ratio of Earnings
     to Fixed Charges. . . . .      1.95     2.06     2.73     2.58     2.31
                                    ====     ====     ====     ====     ====

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